                       CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Independent Accountants" in the Registration Statement on Form S-3, dated January 7, 1994, and related Prospectus of Lehman Brothers Inc. (formerly Shearson Lehman Brothers Inc.) for the registration of $800,000,000 of senior subordinated debt securities and in the Post-Effective Amendments to the Registration Statements on Form S-3 (File Nos. 33-28381, 33-9541, 33-4694, 2-95523, and 2-83903) and to
the incorporation by reference therein of our report dated February 4, 1993, except for Note 22, as to which the date is March 26, 1993 with respect to the consolidated financial statements and schedules of Lehman Brothers Inc. for the years ended December 31, 1992, December 31, 1991 and December 31, 1990 included in its Annual Report (Form 10-K) for the year ended
December 31, 1992, filed with the Securities and Exchange Commission.


Ernst and Young


New York, New York
January 7, 1994